UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
FORM 8-K
______________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2025
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BLOOM ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

001-38598
(Commission File Number)
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Delaware			77-0565408
(State or other jurisdiction of incorporation)			(I.R.S. Employer Identification No.)

4353 North First Street,	San Jose,	California	95134
(Address of principal executive offices)			(Zip Code)

(408)			543-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
___________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	BE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

Parties

On December 19, 2025, Bloom Energy Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent and collateral agent, the letter of credit issuer party thereto, and the financial institutions party thereto as lenders.

Borrowings

The Credit Agreement provides for a $600 million senior secured multicurrency revolving credit facility (the “revolving credit facility”). Borrowings under the revolving credit facility will be available in U.S. dollars, British pounds sterling, euros, Japanese yen, Singapore dollars, and other approved foreign currencies.

Use of Proceeds

Proceeds of borrowings under the revolving credit facility may be used to finance working capital, capital expenditures, and permitted acquisitions, and for other general corporate purposes.

Maturity Date

Subject to acceleration upon the occurrence of certain events (as described in the Credit Agreement), the revolving credit facility matures on December 19, 2030.

Interest Rate

Loans under the revolving credit facility bear interest, at the Company’s option, at an annual rate equal to Term SOFR plus an applicable margin ranging from 1.50% to 2.25% or an adjusted base rate plus an applicable margin ranging from 0.50% to 1.25%, based on the Company’s Total Leverage Ratio. The Company is required to pay a commitment fee ranging from 0.20% to 0.35% per annum on the undrawn portion available under the revolving credit facility, based on the Company’s Total Leverage Ratio, and customary letter of credit fees, as necessary.

Collateral

The obligations under the Credit Agreement are secured by a lien on substantially all of the tangible and intangible personal property of the Company, other than intellectual property, and by a pledge of substantially all of the shares of stock, partnership interests and limited liability company interests of the direct material domestic subsidiaries of the Company and 65% of each class of capital stock of any first-tier material foreign subsidiaries of the Company, subject to limited exceptions. As of the date of this filing, each of the Company's subsidiaries is an "Immaterial Subsidiary" under the Credit Agreement and, consequently, none of the shares of stock, partnership interests and limited liability company interests of these entities secure the obligations under the Credit Agreement.

Financial Covenants

The Credit Agreement contains financial covenants that require the Company to maintain (i) a Secured Leverage Ratio (as defined in the Credit Agreement) less than or equal to 3.25 to 1.00 and (ii) a Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) greater than or equal to 3.00 to 1.00, each tested at the end of each fiscal quarter. The Total Leverage Ratio financial covenant is subject to a 0.50 to 1.00 step-up for four fiscal quarters following a Material Acquisition (as defined in the Credit Agreement) and subject to the other conditions contained in the Credit Agreement.

Restrictive Covenants

The Credit Agreement also contains a number of covenants and restrictions that, among other things, restrict the Company’s and its subsidiaries’ ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, prepay certain indebtedness, create liens, enter into agreements with affiliates, and merge or consolidate. Non-compliance with one or more of the covenants and restrictions could result in the full or partial principal balance of the Credit Agreement becoming immediately due and payable.

The above description of the Credit Agreement is a summary and is not complete. A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the above summary is qualified in its entirety by reference to the Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1*
Credit Agreement dated as of December 19, 2025 among Bloom Energy Corporation, as Parent Borrower, Wells Fargo Bank, National Association, as Administrative and Collateral Agent, the lenders party thereto.

104	Cover page interactive data file (embedded within the inline XBRL document)

*Exhibits and/or schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLOOM ENERGY CORPORATION

Date:	December 23, 2025	By:	/s/ Shawn Soderberg
Shawn Soderberg
Chief Legal Officer and Corporate Secretary